Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-163411 of our report dated May 3, 2010, and dated June 4, 2010 as to Notes 4 and 7, relating to the consolidated balance sheet dated December 31, 2009 of Wells Core Office Income REIT, Inc. (a development stage company)(formerly Wells Real Estate Investment Trust III, Inc.) appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Atlanta, Georgia

June 4, 2010